ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax) News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO (858) 458-7994

FOR IMMEDIATE RELEASE
March 4, 2004

ALARIS MEDICAL SYSTEMS REPORTS
FULL YEAR AND FOURTH QUARTER 2003 RESULTS

SALES FOR 2003 GROW 16%; OPERATING INCOME INCREASES 38%;
FOURTH QUARTER EARNINGS PER SHARE OF $.20 EXCEED EXPECTATIONS

SAN DIEGO, CA, MAR. 4, 2004 (BUSINESS WIRE) – ALARIS Medical Systems, Inc. (NYSE: AMI), developer of products for the safe delivery of intravenous (IV) medications, today reported that sales for the year ended December 31, 2003 increased 16% to $533.9 million, compared with $460.3 million for 2002. Income from operations increased 38% to $98.8 million, compared with $71.7 million for the year ended December 31, 2002.

In addition, the Company reported that fourth quarter sales increased 15% to $154.5 million compared with $134.4 million for the fourth quarter of 2002. For the quarter, the Company reported net income of $14.9 million or $.20 per share compared with net income of $4.2 million or $.07 per share for the fourth quarter of 2002.

The Company’s mid-year 2003 recapitalization resulted in $67.7 million of charges ($41.4 million net of tax) in the first half of the year. As a result, the Company reported a net loss of $7.5 million, or $.11 per share, for 2003. Excluding the recapitalization expenses, earnings per share would have been $.48 for the year ended December 31, 2003, compared with $.13 per share for the previous year. As has been previously reported, the recapitalization lowered the Company’s total debt by more than 20%, lowered its average annual interest rate from over 11% to under 6% and lowered its interest expense from $57 million to $24 million per year.

On a pro forma basis, had the recapitalization occurred on January 1, 2003, and excluding the recapitalization expenses, net income for the year ended December 31, 2003 would have been $43.8 million and net income per common share, on a fully diluted basis, would have been $.58.

(See “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” at the end of this release for the reconciliation of net loss and net loss per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes such information as presented above is useful for investors.)

ALARIS Medical Systems Reports Full Year and Fourth Quarter 2003 Results

David L. Schlotterbeck, president and chief executive officer, said, “The final results of our strong finish for 2003 were somewhat better than we indicated in our press release on January 14, 2004. I am pleased that our positive momentum is continuing.”

Schlotterbeck also commented, “The FDA’s final bar code rule for unit dose packaging, released last week, dovetails perfectly with the capabilities of our market-leading Medley™ Medication Safety System, recognized as the preferred solution for reducing intravenous medication delivery errors. The Medley™ System’s ability to use bar code technology in the ALARIS Medical Systems/McKesson joint product is already operational in a hospital setting. As more pharmaceutical companies update their medication packaging with bar codes in response to the FDA’s recent action, ALARIS Medical Systems’ suite of medication safety products will be at the bedside to read this information. We see the integration of bar code technology and our ‘smart’ infusion systems as the opportunity to build a completely integrated system to help prevent harm from medication errors. This holds the potential to save hospitals, patients and health care insurers billions of dollars annually. Additionally, we expect that our own integrated bar code reader for our Medley™ System that reads all types of bar codes will be in the market well ahead of the FDA rule implementation.”

Schlotterbeck added, “Once again, ALARIS Medical Systems has delivered products that anticipate new medication safety requirements. In the area of IV medication safety, our products continue to be recognized as the ‘gold standard’ against which competitive product offerings are compared.”

Full Year 2003 Results

Sales.     For the year ended December 31, 2003, sales were $533.9 million, an increase of $73.5 million, or 16%, over the prior year. If currency exchange rates for the year ended December 31, 2003 had prevailed during 2002, sales would have been $482.8 million for the year ended December 31, 2002. Thus, the favorable effect of currency changes on revenues in 2003 was $22.5 million.

Higher volumes of both drug infusion instruments and disposable administration sets were the primary factors leading to the increase in North America sales of $46.8 million, or 15%, over the prior year. The increase in infusion instruments was primarily due to sales of the Medley™ Medication Safety System and our proprietary Guardrails® Safety Software. Revenues from professional services, most frequently sold with our safety products, increased $2.5 million over the prior year as a result of the growth in sales of Medley™ Systems and Guardrails® Software. We believe that the increase in dedicated disposables was due to an increase in our installed base of infusion devices. The growth in other disposables was due to an increase of approximately $10.7 million in sales of SmartSite® Needle-Free Systems. The increase in sales of drug infusion products in North America was partially offset by lower volumes of patient monitoring instruments and associated disposables compared with the prior year.

International sales for the year ended December 31, 2003 increased $26.7 million, or 19%, compared with the prior year. This increase was due to strong growth in dedicated disposable administration sets, as well as higher volumes of large volume pumps, SmartSite® Needle-Free Systems and services compared with the same period in the prior year. If currency exchange rates for the year ended December 31, 2003 had prevailed during 2002, International sales would have been $163.5 million for the year ended December 31, 2002. Thus, the favorable effect of currency changes on International sales for the year ended December 31, 2003 was $20.9 million.

Gross Profit. Gross profit increased $57.7 million, or 25%, for the year ended December 31, 2003, compared with 2002.

ALARIS Medical Systems Reports Full Year and Fourth Quarter 2003 Results

The gross margin percentage increased to 53.4% for 2003, from 49.4% for 2002. If currency exchange rates for the year ended December 31, 2003 had prevailed during 2002, the gross margin percentage for the year ended December 31, 2002 would have been 50.3%. Our increased gross margin is primarily due to our sales growth and mix which included higher margin sales than in the prior year. The sales growth of our Medley™ Medication Safety System and Guardrails® Safety Software have greatly contributed to the increase in gross profit in 2003 over 2002, as software and its related post-contract support carry higher margins than equipment. Disposables also carry a higher margin than instruments, and our disposables growth during 2003 has had a positive impact on gross margin. Our sales performance of the International business in the current year is another contributing factor to our profit margin increase, as international products generally have higher gross margins than North America products. Product quality and manufacturing efficiencies have been a primary focus for us, and we see the results of our quality and manufacturing improvements in lower warranty repair rates and overall lower warranty cost. Additionally, increased volumes have resulted in lower per-unit product costs. Inventory obsolescence costs were also lower in the current year than in 2002 as a result of improved inventory management and lower overall inventory levels.

Selling and Marketing Expenses. Selling and marketing expenses increased $13.7 million, or 15%, for the year ended December 31, 2003, compared with 2002, primarily due to increased selling costs associated with higher sales volume in 2003 compared with the prior year and due to the launch of our international medication safety strategy in Fall 2003. In order to implement our safety strategy in markets outside of the United States, we made significant investments in developing our international selling and marketing functions during 2003. Both our North America and International business units experienced higher sales and marketing costs related to increased personnel, bonus expense, consulting and related activities supporting the continued deployment of our medication safety strategy which included the international market introduction of the Asena™ CC Syringe Pump with its proprietary Guardrails® Safety Software during the fourth quarter of 2003. As a percentage of sales, selling and marketing expenses remained constant at 19.2%. The unfavorable effect of currency changes on selling and marketing expenses was $4.3 million.

General and Administrative Expenses. General and administrative expenses increased $7.1 million, or 17%, for the year ended December 31, 2003, compared with the same period in 2002. As a percentage of sales, general and administrative expenses increased to 9.1% for the year ended December 31, 2003 compared with 9.0% for 2002. The unfavorable effect of currency changes on general and administrative expenses was $1.6 million. Increases in administrative expenses were largely due to higher depreciation, legal and other professional services, insurance, intellectual property, and bonus expense over the prior year.

Research and Development Expenses. Research and development expenses increased approximately $8.1 million, or 27%, for the year ended December 31, 2003, compared with the same period in 2002. The increase was due to spending associated with new product development primarily related to our medication safety strategy, including increased spending on new products for international markets. This higher spending was primarily in the form of additional personnel, bonus, benefits and outside consulting. The unfavorable effect of currency changes on research and development expenses was $.6 million. Research and development expenses increased to 7.2% of sales for the year ended December 31, 2003, compared with 6.6% of sales for 2002. We anticipate research and development expenses for the full year 2004 to be approximately 7% of sales.

Restructuring and Other Non-Recurring Items. We recorded a non-recurring benefit of $1.1 million during the first quarter of 2002 for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding.

ALARIS Medical Systems Reports Full Year and Fourth Quarter 2003 Results

The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1.0 million and notification of an additional payment due of $.1 million, which we received during April 2002.

During the first quarter of 2002, we initiated a plan to restructure our Central European technical services. In connection with this plan, we recorded a charge of $.5 million which included $.4 million for severance costs for 21 positions affected by the relocation of our German operations and $.1 million related to lease termination payments. As of December 31, 2003, all severance payments had been made to the identified employees and all lease termination payments had been made.

Interest Income from Sales-Type Capital Leases. Interest income from sales-type capital leases decreased $1.1 million, or 26%, during 2003, compared with 2002 due to a decrease in the contract portfolio as more customers continue to utilize third party financing.

Interest Income. Interest income decreased $.3 million, or 25%, due to lower interest rates earned and lower cash balances invested during 2003 compared with 2002.

Interest Expense. Interest expense decreased $16.8 million, or 29%, for the year ended December 31, 2003, compared with 2002. Included in interest expense in the second half of 2003 is $1.5 million of debt-issue cost write-offs related to $60 million in prepayments made under our new credit facility. The decrease in interest expense resulted from the recapitalization in the second quarter of 2003, which reduced the principal amount of outstanding debt, and lowered interest rates on debt under our new credit facility and our new 7-¼% senior subordinated notes compared with the interest rates on the debt which was refinanced.

Recapitalization Expenses. In connection with the recapitalization, we recorded a pre-tax charge of $67.7 million ($41.4 million, net of tax) through June of 2003. This charge includes premiums (representing the excess of tender offer purchase prices over principal amounts of purchased indebtedness) and consent payments in connection with the tender offers and consent solicitations of $55.4 million, the write-off of related unamortized debt issuance costs of $10.3 million and other related costs of $2.0 million. No recapitalization charges were recorded in the second half of 2003.

Excluding this charge, for the year ended December 31, 2003, net income would have been $33.9 million and net income per common share, on a fully diluted basis, would have been $.48. On a pro forma basis, assuming the recapitalization had occurred on January 1, 2003, and excluding the charge relating to recapitalization expenses that we recorded in the first half of 2003, net income for the year ended December 31, 2003 would have been $43.8 million and net income per common share, on a fully diluted basis, would have been $.58.

(We refer the reader to “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” which follows the financial statements in this release for a reconciliation of net loss and net loss per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes the presentation of such information is useful for investors.)

Other, Net. Other, net expenses increased $1.1 million for the year ended December 31, 2003, compared with 2002 primarily due to higher costs incurred to settle hedges for which offsetting gains were reflected in operating income and costs to adjust foreign currency contracts for changes in hedged forecasted cash flows.

ALARIS Medical Systems Reports Full Year and Fouth Quarter 2003 Results

Financial Position

At December 31, 2003, ALARIS Medical Systems reported total debt of $358.8 million. This represents a $168.7 million reduction in total debt since December 31, 2002. Through the mid-year recapitalization of the Company, we raised $125 million by issuing 10 million shares of common stock, borrowed $420 million and used these proceeds and a majority of our cash on hand to completely retire our previous debt. In doing so, we lowered our annual average interest rate from over 11% to under 6%. In addition, during the second half of the year, we made six principal prepayments under our new credit facility of $10 million each and two scheduled quarterly principal payments of $0.6 million each. We also made a subsequent principal prepayment of $10 million in January 2004.

In February 2004, Moody’s Investors Service upgraded our corporate bank debt which resulted in a reduction of our interest rate on the term loan B facility of 25 basis points, which will further reduce our interest payments in 2004 by approximately $0.4 million.

Cash provided by operations was $142.0 million for the year ended December 31, 2003 compared with $51.6 million for 2002. The Company had a $30 million undrawn credit line and $45.9 million in cash at December 31, 2003, compared with no credit line and $69.7 million in cash at year-end 2002, with the decrease primarily the result of using cash on hand to complete the recapitalization and make subsequent principal reductions in the new term loan.

Recent Key Developments:

o	In February 2004, ALARIS signed a four-year mandatory Blanket Purchase Agreement (BPA) with the Department of Veterans Affairs (VA) to provide the SmartSite® Needle-Free System to 50 states, the District of Columbia and Puerto Rico. The contract extends through Feb. 15, 2008. This contract continues the relationship between ALARIS Medical Systems and the VA for the SmartSite® Needle-Free products, which began in January 2000.

o	In February 2004, we announced that our corporate bank debt was upgraded by Moody’s Investors Service. As a result of the Moody’s upgrade and a December 2003 amendment to our credit agreement, the interest rate we pay on the Term Loan B facility was reduced by 25 basis points to LIBOR plus 2.25%.

o	In December 2003, we announced that our enterprise-wide networked solution for the Medley™ Medication Safety System was going live on its first site at the Hospital of the University of Pennsylvania (HUP). The ALARIS® network links to an entire suite of products to create a new level of functionality for enterprise-wide IV medication safety solutions and provides real-time visibility into what is occurring at the point of care to users throughout the hospital.

o	In December 2003, ALARIS Medical Systems and McKesson Automation Inc. announced the first live beta site of their joint bar-coding solution for intravenous (IV) medication administrations at Ohio Valley General Hospital in Pittsburgh. The joint solution combines our Medley™ Medication Safety System and Guardrails® Safety Software with McKesson’s Admin-Rx™ bar-code scanning and communications technology, to enable caregivers to confirm medication orders and verify infusion parameters electronically. A handheld device is used to scan bar codes from the caregiver, patient, medication and infusion channel, all of which are captured instantly and compared with the physician’s order. If there is an error in matching any of the information, the IV pump is designed to halt operation and signal the caregiver to review the data.

o	In December 2003, ALARIS Medical Systems, Inc. received the Institute for Safe Medication Practices’ (ISMP) award for its pioneering infusion pump technology which reduces the risk of errors associated with the administration of intravenous medications. These ISMP Awards honor individuals, organizations, and companies that have set a superlative standard of excellence for others to follow in the prevention of medication errors. ISMP is a nonprofit organization well known around the world as the premier educational resource for the prevention of medication errors. ISMP provides independent, multidisciplinary, expert review of errors reported through the U.S. Pharmacopeia-ISMP Medication Errors Reporting Program.

ALARIS Medical Systems Reports Full Year and Fourth Quarter 2003 Results

o	We signed a three-year agreement in December 2003 with one of the nation’s leading healthcare group purchasing organizations, MAGNET, to provide the Medley™ Medication Safety System with its proprietary Guardrails® Safety Software suite of applications, also known as a “smart pump,” to MAGNET’s more than 775 acute care members. The contract extends through December 31, 2006.

o	In November 2003, ALARIS Medical Systems announced the Company-sponsored IV Medication Harm Index during its third invited conference held in San Diego. The meeting, “Addressing Harm with High-Risk Drug Administration,” gathered a distinguished group of experts in medication safety to discuss IV medication errors, which pose a significant risk of patient harm. Developed by an industry-wide, multidisciplinary workgroup sponsored by ALARIS Medical Systems, the IV Medication Harm Index will help clinicians, researchers, and hospital administrators, for the first time, measure harm from averted IV medication errors, or “near misses.” The innovative IV Medication Harm Index will be used to evaluate the averted harm using Smart pumps that are equipped with IV medication error-prevention software that helps to reduce medication errors by alerting clinicians when a dosage calculation is wrong and is designed to intercept serious human error in programming. Smart pumps also incorporate continuous quality improvement (CQI) data to log all alerts, which allows a hospital to track programming errors, or “near misses,” that have been averted and could have resulted in patient harm.

Outlook

For the full year 2004, we continue to forecast sales growth of 14% to 16% over the $533.9 million reported for the full year 2003. Our earnings per share forecast for 2004 remains approximately $.67 to $.71.

For the first quarter of 2004, we continue to forecast sales growth of approximately 13% to 14% over the $121.2 million reported for the first quarter of 2003. The earnings per share forecast for the quarter remains $.13 to $.15 compared with earnings per share of $.04 for the first quarter of the prior year.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. (NYSE: AMI) develops and markets products for the safe delivery of intravenous (IV) medications. Our IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. Our “smart” pumps, with the proprietary Guardrails® Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. We provide our products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in over 100 countries through our direct sales force and distributors. Headquartered in San Diego, California, we employ approximately 3,000 people worldwide. Additional information on ALARIS Medical Systems can be found at http://www.alarismed.com.

ALARIS Medical Systems Reports Full Year and Fourth Quarter 2003 Results

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the effect of legislative and regulatory changes affecting the health care industry, the historic seasonality of the Company’s sales, the long sales cycle on large capital equipment sales in North America, the difficulty to precisely predict when hospital capital budgets will permit investment in capital equipment, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical Systems upon the success of new products (including its proprietary Guardrails® Safety Software, the Medley™ Medication Safety System and the Asena™ infusion platform) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. These and other risk factors are described in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., formerly known as ALARIS Medical, Inc., including Form 10-K for the year ended Dec. 31, 2003, and other filings. On June 30, 2003, the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems, Inc. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

[Financial Tables to Follow]

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar and share amounts in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2003	2002	2003	2002

Sales	$154,485	$134,350	$533,878	$460,333
Cost of sales	71,612	70,392	248,807	232,989

Gross profit	82,873	63,958	285,071	227,344

Selling and marketing expenses	27,196	23,537	102,257	88,562
General and administrative expenses	13,529	11,288	48,758	41,660
Research and development expenses	10,497	8,532	38,431	30,378
Restructuring and other non-recurring items	-	-	-	(585)

Total operating expenses	51,222	43,357	189,446	160,015

Interest income from sales-type capital leases	674	954	3,204	4,345

Income from operations	32,325	21,555	98,829	71,674

Other income (expenses):
Interest income	156	428	788	1,054
Interest expense	(6,134)	(14,717)	(41,405)	(58,240)
Recapitalization expenses	-	-	(67,695)	-
Other, net	(1,412)	(415)	(2,195)	(1,050)

Total other expense	(7,390)	(14,704)	(110,507)	(58,236)

Income (loss) before income taxes	24,935	6,851	(11,678)	13,438
Provision for (benefit from) income taxes	10,008	2,623	(4,205)	5,257

Net income (loss)	$14,927	$4,228	$(7,473)	$8,181

Net income (loss) per common share, basic	$.21	$.07	$(.11)	$.14

Net income (loss) per common share, diluted	$.20	$.07	$(.11)	$.13

Weighted average common shares outstanding, basic	71,626	59,553	66,024	59,401

Weighted average common shares outstanding, diluted	75,925	62,990	66,024	62,369

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET

(Dollar and share amounts in thousands, except per share data)

ASSETS

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$45,914	$69,739

Receivables, net	92,403	90,050
Inventories	52,149	56,924
Deferred tax assets, net, current	31,420	18,063
Prepaid expenses and other current assets	6,866	8,703

Total current assets	228,752	243,479

Net investment in sales-type capital leases, less current portion	9,219	16,050
Property, plant and equipment, net	69,897	56,448
Other non-current assets	37,256	35,666
Goodwill	143,984	143,984
Intangible assets, net	87,877	90,074

	$576,985	$585,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2,450	$—
Accounts payable	22,760	19,187
Accrued expenses and other current liabilities	76,446	51,157

Total current liabilities	101,656	70,344

Long-term debt	356,325	527,468
Other non-current liabilities	27,221	20,038

Total non-current liabilities	383,546	547,506

Contingencies and litigation
Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares,
issued and outstanding: none	—	—
Common stock, authorized 85,000 shares at $.01 par value;
issued 71,320 and 60,045 shares at December 31, 2003
and December 31, 2002, respectively	713	600
Capital in excess of par value	274,109	151,423
Accumulated deficit	(184,880)	(177,407)
Treasury stock, at cost, 453 shares issued at December 31, 2002	—	(2,027)
Accumulated other comprehensive income (loss)	1,841	(4,738)

Total stockholders' equity	91,783	(32,149)

	$576,985	$585,701

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net (loss) income	$(7,473)	$8,181
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	26,465	23,958
Stock options granted to non-employees for service	-	100
Net loss on disposal/write-off of property, plant and equipment
and intangibles	1,056	709
Debt discount and issue costs amortization and write-offs	3,672	2,662
Accretion of bond interest	8,921	18,210
Deferred tax (benefit) expense, continuing operations	(7,607)	746
Recapitalization expenses	67,695	-
(Increase) decrease in assets:
Receivables, net	(22)	(18,011)
Inventories	5,090	13,413
Prepaid expenses and other current assets	1,892	(3,336)
Net investment in sales-type capital leases, non-current portion	6,831	8,175
Other non-current assets	324	(655)
Increase (decrease) in liabilities:
Accounts payable	4,635	(6,276)
Accrued expenses and other current liabilities	23,134	(2,770)
Other non-current liabilities	7,183	6,523

Net cash provided by operating activities	141,796	51,629

Cash flows from investing activities:
Capital expenditures	(34,160)	(18,225)
Patents, trademarks and other	(9,348)	(1,475)
Proceeds from disposal of property, plant and equipment	47	86

Net cash used in investing activities	(43,461)	(19,614)

Cash flows from financing activities:
Repurchase of debt and related costs	(591,839)	-
Principal payments on long-term debt	(61,225)	(15,969)
Proceeds from term loan borrowing	245,000	-
Proceeds from issuance of long-term debt	175,000	-
Proceeds from exercise of stock options	4,497	1,863
Proceeds from sale of common stock	125,000	-
Equity issuance costs	(7,459)	-
Debt issuance costs	(12,145)	-

Net cash used in financing activities	(123,171)	(14,106)

Effect of exchange rate changes on cash	1,011	630

Net (decrease) increase in cash	(23,825)	18,539
Cash and cash equivalents at beginning of period	69,739	51,200

Cash and cash equivalents at end of period	$45,914	$69,739

ALARIS MEDICAL SYSTEMS, INC.
SCHEDULE OF SUPPLEMENTAL FINANCIAL DATA

(Dollars in millions)

Sales data:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2003	2002	Change	2003	2002	Change

North America
Infusion Instruments	$35.5	$30.7	16%	$103.8	$79.8	30%
Dedicated Disposables	39.9	35.8	11%	150.5	139.1	8%
Other Disposables	19.1	15.5	23%	68.6	58.2	18%
Service and other	5.0	3.8	32%	16.9	14.4	17%

Subtotal	99.5	85.8	16%	339.8	291.5	17%
Patient Monitoring	6.8	7.0	(3%)	24.7	26.2	(6%)

North America Total	$106.3	$92.8	15%	$364.5	$317.7	15%

International
Infusion Instruments	$13.6	$14.3	(5%)	$47.5	$44.1	8%
Dedicated Disposables	25.5	20.2	26%	90.0	73.2	23%
Other Disposables	4.1	3.0	37%	14.7	10.5	40%
Service and other	3.6	2.7	33%	12.1	9.3	30%

Subtotal	46.8	40.2	16%	164.3	137.1	20%
Patient Monitoring	1.4	1.4	-	5.1	5.5	(7%)

International Total	$48.2	$41.6	16%	$169.4	$142.6	19%

ALARIS Medical Systems Total	$154.5	$134.4	15%	$533.9	$460.3	16%

ALARIS MEDICAL SYSTEMS, INC.
SUPPLEMENTAL SCHEDULE
RECONCILING GAAP DATA TO PRO FORMA NON-GAAP DATA

(Dollar and share amounts in thousands, except per share data)

The following table sets forth a reconciliation of our reported net loss and net loss per common share for the year ended December 31, 2003 to our net income and net income per share on a pro forma basis as if the recapitalization had occurred on January 1, 2003, which pro forma amounts are non-GAAP financial measures. The pro forma data exclude the effect of the pre-tax charges of $67.7 million and the related tax effects we recorded in the first half of 2003.

The pro forma data assume that the following transactions occurred on January 1, 2003: (i) the sale of 10 million shares of common stock; (ii) the sale of $175 million aggregate principal amount of our new 7-¼% senior subordinated notes; (iii) borrowings of a $245 million term loan under our credit facility at an annual interest rate of 4.05%; (iv) the repurchase of all of our outstanding indebtedness pursuant to tender offers; and (v) other debt repurchases made in the first half of 2003.

The pro forma data is being presented to give management and investors an enhanced understanding of the effect of the recapitalization on our operating results. Management believes that the significant reduction in future interest expense resulting from the recapitalization is material to an understanding of our business and will have a significant impact on cash flow and earnings. We have excluded the effect of the recapitalization expenses from the pro forma data because such expenses will not have a continuing impact on the Company. The pro forma data are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented.

Year Ended December 31, 2003

Net loss, as reported	$(7,473)
Adjustments to exclude recapitalization expenses:
Recapitalization expenses	67,695
Income tax benefit	(26,279)

Net income, excluding recapitalization expenses	33,943
Pro forma adjustments:
Interest expense	15,992
Other, net	(75)
Provision for taxes	(6,020)

Net income, pro forma	$43,840

Net loss per common share, diluted, as reported	$(.11)

Net income per common share, diluted, excluding
recapitalization expenses	$.48

Net income per common share, diluted, pro forma	$.58

Weighted average common shares outstanding, as reported	66,024
Dilutive potential common shares	4,375

Weighted average common shares outstanding, diluted,
assuming net income for period	70,399
Pro forma adjustment:
Weighted average effect of sale of common stock	4,850

Weighted average common shares
outstanding, diluted, pro forma	75,249